Exhibit 5.1

          Opinion of Callister Nebeker & McCullough Regarding Legality




                                              October 22, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



     Re: Registration and Issuance of ZIONS BANCORPORATION Common Stock Issuable under Pioneer Bancorporation Non-Qualified Stock Option Plan


Ladies and Gentlemen:

            This Firm has acted as counsel to ZIONS BANCORPORATION, a Utah corporation (the "Company"), in connection with its registration of 277,407 shares of its common stock without par value (the "Shares") issuable to eligible persons pursuant to the Pioneer Bancorporation Non-Qualified Stock Option Plan (the "Plan").

            In connection with this representation, we have examined the original, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to our opinion contained in this letter. We have also relied as to certain matters of fact upon representations made to us by officers and agents of Zions Bancorporation. Based upon and in reliance on the foregoing, it is our opinion that:

1. Zions Bancorporation has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Utah; and has full corporate power and authority to own its properties and conduct its business as described in the Prospectus/Proxy Statement referred to above.

2. The Shares, when issued in compliance with the terms and conditions of the Plan, shall be duly and validly issued and fully paid and nonassessable; and the shareholders of Zions Bancorporation have no pre-emptive rights to acquire additional shares in respect of the Shares.


                                              Very truly yours,

                                              CALLISTER NEBEKER & McCULLOUGH
                                              A Professional Corporation

                                              /S/




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